FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT


This First Amendment to third amended and restated credit and security agreement (this "First Amendment"), dated as of June 14, 1996, is entered into among The Wyatt Company (d/b/a Watson Wyatt Worldwide) ("Wyatt"), Wyatt Preferred Choice, LLC ("WPC-LLC"), Wyatt Preferred Choice, L.P. ("WPC-LP"), Wyatt Investment Consulting, Inc. ("WIC" and, together with Wyatt, WPC-LLC and WPC-LLC and
WPC-LP, the "Companies"), NationsBank, N.A. ("NationsBank"), as Agent (the "Agent") for the Banks, and the banks identified as such on the signature pages hereto (the "Banks"). Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement (as defined below).

RECITALS

A. The Companies, as Borrowers, the Banks and the Agent entered into that certain Third Amended and Restated Credit Agreement dated as of January 5, 1996 (as amended and supplemented from time to time, the "Credit Agreement") and that certain Consent and Agreement dated as of March 6, 1996 (the "Consent" and, together with the Credit Agreement, the "Agreements").

B. Effective March 31, 1996, Wyatt entered into a joint venture, known as "Wellspring Resources, LLC," with State Street Bank and Trust Company (the "Wellspring Joint Venture") and certain related transactions (such transactions, collectively with the Wellspring Joint Venture, the "Wellspring Transactions"), all as more fully described in the attached Description of the Proposed Joint Venture/Wyatt Preferred Choice/Watson Wyatt Worldwide and State Street Bank (the "Transaction Description").

C. Pursuant to the Wellspring Transactions, the operations and assets of WPC-LLC and WPC-LP have been sold to the Wellspring Joint Venture and/or State Street Bank and Trust Company.

D. The Companies have requested that the Banks (i) consent to the Wellspring Transactions and waive certain Events of Default and Incipient Defaults arising under the Credit Agreement as a result of the Wellspring Transactions, (ii) agree to remove WPC-LLC and WPC-LP as Borrowers under, and parties to, the Credit Agreement and (iii) agree to modify certain of the covenants and agreements contained in the Credit Agreement to accommodate the Wellspring Transactions.

E. The Banks have agreed to execute and deliver this First Amendment on the terms and conditions set forth herein.

AGREEMENT

Now, therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Consent and Waiver. Subject to the provisions hereof, the Banks hereby consent to the consummation by Wyatt and its Subsidiaries of the Wellspring Transactions as described in the Transaction Description and waive any rights and remedies which the Banks would otherwise have with respect to Events of Default or Incipient Defaults that are based on noncompliance with Section 7.3 or 7.5 of the Credit Agreement, to the extent that such noncompliance is caused by the consummation of the Wellspring


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Transactions.  This is a limited one-time
waiver and does not (a) modify or amend Section 7.3 or 7.5 of the Credit Agreement, (b) allow the company to be in violation of Section 7.3 or 7.5 of the Credit Agreement at any other time or (c) constitute a waiver of any other Event of Default or Incipient Default that otherwise may exist under the terms of the Credit Agreement.

2.  Amendments.

(a) The introductory paragraph and definition of "Borrowers" in Section 1.1 of the Credit Agreement are hereby amended to exclude WPC-LLC and WPC-LP from the definition of Borrowers.

(b) Section 1.1 of the Credit Agreement is further amended by adding a new definition as follows: "Wellspring Joint Venture" means the joint venture known as Wellspring Resources, LLC, which was created by Wyatt and State Street Bank and Trust Company effective March 31, 1996, with each of Wyatt and State Street Bank and Trust Company being, initially, a 50% co-owner in such joint venture.

(c) Section 7.1(c) of the Credit Agreement is hereby amended by adding a new subclause (iii) to the end of "except that" clause as follows: and (iii) Wyatt may further acquire an interest that is greater than 50% in the Wellspring Joint Venture, provided that Wyatt and its Subsidiaries comply with the limits on Investments in the Wellspring Joint Venture set forth in Section 7.5.

(d) Section 7.5 of the Credit Agreement is hereby amended by replacing subsection (b) thereof in its entirety with the following: (b) except, in the case of Wyatt and its Subsidiaries, in the Wellspring Joint Venture in an aggregate amount not to exceed (i) $22.5 million for the fiscal year ending June 30, 1996 and (ii) $20.0 million in any fiscal year thereafter; provided that the amounts set forth in this subsection (b) shall include cash and the dollar value of any non-cash assets contributed by Wyatt or any of its Subsidiaries.

(e) Section 7.9 of the Credit Agreement is hereby amended by adding the following clause to the end of the section: ; provided, however, that the Capital Expenditures permitted above shall be reduced by the aggregate amount of any and all capital contributions and other Investments actually made by Wyatt and its Subsidiaries to or in the Wellspring Joint Venture in the relevant fiscal year.

(f) Section 10.14 of the Credit Agreement is hereby amended in its entirety to read as follows: Asset Services, WPC-LLC and WPC-LP No Longer Parties. The parties hereby agree that, from and after the date hereof, Asset Services shall no longer be a party to this Agreement, and from and after June 14, 1996, WPC-LLC and WPC-LP shall no longer be parties to this Agreement and the representations and warranties, covenants and agreements made herein by WPC-LLC and WPC-LP shall no longer have any force or effect.

3. Condition Precedent. This First Amendment shall not be effective until the Agent has received copies of this First Amendment duly executed by the Companies and the Majority Banks.

4. Liens. The companies affirm the liens and security interests created and granted in the Credit Agreement and the other Loan Documents and agree that this First Amendment shall in no manner adversely affect or impair such liens and security interests.

5. Representations and Warranties. Each Company hereby represents and warrants to the Banks and the Agent (a) no Event of Default or Incipient Default exists and is continuing under the Credit Agreement except as is being waived pursuant to paragraph 1 above; (b) such Company has no claims, counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations



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thereunder,  or if such  Company has any such  claims,  counterclaims,  offsets, credits or defenses to the Loan Documents or any transaction related to the Loan
Documents,   the  same  are  hereby   waived,   relinquished   and  released  in
consideration of the Majority Banks' execution and delivery of this First Amendment; and c) since the date of the last financial statements of the Companies delivered to the Banks, no material adverse change has occurred in the business, financial condition, operations or prospects of the Company other than as previously disclosed to the Banks.

6. No Other Changes. Except as expressly modified and amended in the First Amendment, all of the terms, provisions and conditions of the Credit Agreement and the other Loan Documents shall remain unchanged.

7. Counterparts. This First Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

8. Entirety. This First Amendment and the other loan documents embody the entire Agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These loan documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

In witness whereof, the parties hereto have executed this First Amendment as of the date first above written.

Companies:

The Wyatt company (d/b/a Watson Wyatt Worldwide)
By: __Barbara L. Landes /s/_________
Name:  Barbara L. Landes
Title:  Vice President and Chief Financial Officer


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Attest: _James S. Minogue /s/_______
Name:  James S. Minogue
Title:  Assistant Secretary

Wyatt Preferred Choice, LLC
By:  __David Moir /s/   ____________
Name:  David Moir
Title:  Chief Financial Officer

Attest:  _Cynthia W. Boyle /s/______
Name:  Cynthia W. Boyle
Title:  Assistant Secretary

Wyatt Preferred Choice, L.P.
By:  The Wyatt Company (d/b/a Watson Wyatt Worldwide), Its General Partner
By:  __Barbara L. Landes /s/________
Name:  Barbara L. Landes
Title:  Vice President and Chief Financial Officer

Attest:  _James S. Minogue /s/ _____
Name:  James S. Minogue
Title:  Assistant Secretary

Wyatt Investment Consulting, Inc.
By  ___Roger Bransford /s/__________
Name:  Roger Bransford
Title:  President

Witness:  _Eric B. Schweizer /s/____
Name:  Eric B. Schweizer
Title:  Treasurer


BANKS

NationsBank, N.A., as Agent and as a Bank
By:   __Michael Heredia /s/___________
Name:  _Michael Heredia_______________
Title:  _______________________________

NBD Bank
By:   _Larry Schuster /s/____________
Name:  _Larry Schuster______________
Title:  _Authorized Agent____________

Mellon Bank
By:   _David H. Reed /s/_____________
Name:  _David H. Reed_________________
Title:  _Vice President_______________
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Description of the Proposed Joint Venture
Wyatt Preferred Choice
Watson Wyatt and State Street Bank

Summary

Watson Wyatt (through The Wyatt Company) and State Street Bank and Trust Company intend to form a Joint Venture company to serve customers outsourcing benefits administration. The two partners also envision working towards marketing a comprehensive array of benefit and pension services to the global market, in connection with outsourcing. These services ultimately could include activities in Administration, Recordkeeping, Custody, Trust, Investment Management and Non-traditional Benefits.

Watson Wyatt will retain ownership of its current contractual rights and obligations for Qualified Domestic Relations Order (QDRO) administration for IBM and for total benefits outsourcing with NYNEX, Rockwell and Westinghouse (the existing Wyatt "jumbo" outsourcing clients) with those obligations being serviced through a service agreement with the Joint Venture.

The Joint Venture will service the current clients to the full extent of Watson Wyatt's current and future total benefits outsourcing contractual obligations. The Joint Venture will charge Watson Wyatt an


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appropriate  fee for  performing
these services. Any new benefits administration outsourcing business for the existing clients will first be offered to the Joint Venture, which will assume the contractual relationship for this new business, unless Watson Wyatt, State Street and the Joint Venture agree it is more appropriate for Watson Wyatt to assume the contractual relationship. As their existing contracts are renewed, and with their consent to being transferred to NextGen technology, the current clients will be moved to the Joint Venture.

Business Purpose of the Venture

The Watson Wyatt Board of Directors realized a year ago when it adopted the strategy of seeking a partner for the outsourcing business, that it is very difficult for a professional service firm to raise sufficient capital to compete successfully over the long term in a capital-intensive business like benefits administration outsourcing. It appears our traditional competitors are also facing limitations on what they can afford to invest on their own.

Since Fidelity Investments and other major financial institutions are now investing heavily to compete in the outsourcing business, it is likely that the Company will be required to invest even more over the next few years to retain its market leadership position. Having a financial partner such as State Street will relieve some of the pressure of future capital requirements.

State Street also brings financial, custodial, and operations management capabilities to the Joint Venture. This is the first outsourcing business that will combine the domain knowledge and software expertise of a benefits consulting firm with the resources and competencies of a global financial institution. Based on these combined strengths and our joint goals for growing the business, it is our expectation that 50% of the future profits of the joint venture will be greater than 100% of the profits that could have been generated on our own.

Financial Terms and Structure

As its contribution to the initial capitalization of the Joint Venture, Watson Wyatt will contribute its Jacksonville service unit (including its system support operation in Washington, DC) and the software development and new client implementation work performed through the closing date, referred to as NextGen. State Street will contribute an amount equal to the NextGen expenditure, in the form of cash at closing (this amount is anticipated to be $10-12 million at the time of closing). After these initial contributions, the parties will fund future capital requirements on a 50/50 basis, with a minimum total capital contribution of $20 million each (this includes the $10-12 initial contribution of NextGen). It is expected that the minimum contribution will be made curing FY96 and FY97.

Concurrent with the closing of the Joint Venture agreement, Watson Wyatt will transfer to State Street its Minneapolis daily defined contribution service unit (including a perpetual use royalty free unrestricted multi-site license to WyStar--Wyatt's defined contribution recordkeeping system), certain employees determined by State Street in its discretion, the right to service its clients and the identifiable assets, for a one-time cash payment by State Street to Watson Wyatt of $3.5 million.

The Joint Venture will purchase from Watson Wyatt, for the sum of $2.1 million (net book value), the identifiable fixed assets currently in use at its Jacksonville and Washington, DC (1850 M Street) locations.

A special distribution will be made to Watson Wyatt from the Joint Venture cash flow after the Joint Venture has provided each partner a specified cumulative return on its initial and subsequent capital.

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On an ongoing  basis,  Watson  Wyatt and State  Street will agree to  contribute adequate capital from time to time to run the business. If a partner does not meet a capital call, the other partner may satisfy the call, and the partner which does not meet the call will be diluted with respect to ownership, based on the tangible book value.

Watson  Wyatt  will  grant  to  the  Joint  Venture  a  perpetual   royalty-free
unrestricted multi-site license to use and modify the defined benefit (HR Pen), and flex (HR Choice) systems for a total license fee of $1 million.

Ownership  of the  Joint  Venture  will be  50/50.  The  Joint  Venture  will be
controlled   by  a  Board  of   Directors   composed  of  an  equal   number  of
representatives of Watson Wyatt and State Street plus the CEO.